Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Evolution Petroleum Corporation for the registration of up to $50,000,000 of securities and to the incorporation by reference therein of our report dated September 23, 2009, with respect to the financial statements of Evolution Petroleum Corporation, included in its Annual Report (Form 10-K) for the year ended June 30, 2009, filed with the Securities and Exchange Commission.

/s/ Hein & Associates LLP

Houston, Texas

August 10, 2010